Exhibit 99.1

INFUSYSTEM HOLDINGS, INC. EMPLOYEE STOCK PURCHASE PLAN

Article 1. Purpose

The purpose of the InfuSystem Holdings, Inc. Employee Stock Purchase Plan (the “Plan”) is to provide employees of InfuSystem Holdings, Inc. (the “Company”) and its subsidiaries with an opportunity to become owners of the Company by purchasing shares of the Company’s common stock through payroll deductions. The Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan shall be construed accordingly.

Article 2. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below:

2.1 “Account” means a bookkeeping account maintained for a Participant under the Plan.

2.2 “Code” means the Internal Revenue Code of 1986, as amended from time to time. References to a particular section of the Code include references to regulations thereunder and to successor provisions.

2.3 “Committee” means the Compensation Committee of the Board of Directors of the Company.

2.4 “Compensation” means the base salary or base wage paid to a Participant by the Company or Subsidiary prior to applicable tax or other withholdings, including any elective contributions to a plan described in Sections 125 or 401(k) of the Code, during the applicable pay period.

2.5 “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events: (A) any person or group, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other that the Company or any of its affiliates, becomes a beneficial owner (within the meaning of Rule 13d-3 as promulgated under the Exchange Act), directly or indirectly, in one or a series of transactions, of securities representing fifty percent (50%) or more of the total number of votes that may be cast for the election of directors of the Company and two-thirds of the board of directors has not consented to such event prior to its occurrence or within 60 days thereafter, provided that if the consent occurs after the event it shall only be valid for purposes of this definition if a majority of the consenting board is comprised of directors of the Company who were such immediately prior to the event; (B) any closing of a sale of all or substantially all of the assets of the Company other than to one or more of the Company’s affiliates, and two-thirds of the board of directors has not consented to such event prior to its occurrence or within 60 days thereafter, provided that if the consent occurs after the event it shall only be valid for purposes of this definition if a majority of the consenting Board is comprised of directors of the Company who were such immediately prior to the event; or (C) within 12 months after a tender offer or exchange offer for voting securities of the Company (other than by the Company) the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the board.

2.6 “Employee” means any individual who is an employee of the Company or of any Subsidiary and whose customary employment with the Company is more than 20 hours per week or more than five (5) months in any calendar year (within the meaning of Sections 423(b)(4)(B) and (C) of the Code, respectively). For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company; provided, however, where the period of leave exceeds 90 days and the Employee’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the ninety-first (91st) day of such leave. Employee shall not include any individual who is not an employee of the Company or of any Subsidiary 30 days prior to the Offering Date, or as of such other date prior to the Offering Date, not to exceed 60 days, as determined by the Committee. Employee shall not include any employee in a jurisdiction outside of the United States if, as of the Offering Date, the Offering would not be in compliance with the applicable laws of any jurisdiction in which the employee resides or is employed.

2.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.8 “Fair Market Value” with respect to the Shares, as of any date, means (i) the closing sales price of the Shares on the New York Stock Exchange or any other such exchange on which the Shares are traded, or in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported; or (ii) in the event there is no public market for the Shares, the fair market value as determined, in good faith, by the Committee in its sole discretion.

2.9 “Offering” means the grant of the right to purchase Shares under the Plan to Employees as authorized by the Committee. The Committee may authorize consecutive Offerings at one time.

2.10 “Offering Date” means the date selected by the Committee for an Offering to commence and as of which the right to purchase Shares pursuant to the Offering are granted to Participants.

2.11 “Offering Period” means a period of six (6) months, or such other period (not to exceed twelve (12) months) as determined by the Committee with respect to an Offering, during which funds may be accumulated in a Participant’s Account by means of payroll deductions for the purpose of purchasing Shares under the Offering.

2.12 “Participant” means an Employee who elects to participate with respect to an Offering, pursuant to the provisions of Section 6.2 and who has authorized payroll deductions pursuant to Section 6.3.

2.13 “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

2.14 “Purchase Date” means the date as of which purchases of Shares are carried out for Participants in accordance with the Offering (which shall be the last day of the Offering Period, unless otherwise determined by the Committee with respect to an Offering).

2.15 “Shares” means shares of common stock, $0.0001 par value, of the Company.

2.16 “Subsidiary” means a subsidiary of the Company as defined under Section 424(f) of the Code.

Article 3. Administration.

3.1 Authority of Committee. The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to construe and interpret the Plan and may from time to time adopt such rules and regulations for carrying out the Plan as it may deem necessary or desirable for the administration of the Plan.

3.2 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Subsidiary, any Participant, any Employee, and any designated beneficiary.

3.3 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Subsidiary, or to a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to administer the Plan.

3.4 No Liability. No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan.

Article 4. Shares Available for Awards.

4.1 Shares Available. Subject to adjustment as provided in Section 4.2, the number of Shares which may be sold under the Plan shall not exceed 200,000 Shares. The Committee may specify the number of Shares to be offered in an Offering. In the event that any Shares offered in an Offering are not purchased, such unpurchased Shares may again be sold under the Plan.

4.2 Adjustments. In the event that the Committee determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee may, in such manner as it may deem appropriate, make such equitable adjustments in the Plan, and the then outstanding Offering, as it deems necessary and appropriate, including, but not limited to, changing the number of Shares reserved under the Plan and the price of the current Offering.

4.3 Source of Shares; No Fractional Shares. Shares which are to be delivered under the Plan may be obtained by the Company from its treasury, by purchases on the open market or from private sources, or by issuing authorized but unissued Shares. Any issuance of authorized but unissued Shares shall be approved by the board of directors of the Company or a duly authorized committee thereof. Authorized but unissued Shares may not be delivered under the Plan if the purchase price thereof is less than the par value of the Shares. No fractional Shares may be purchased or issued under the Plan.

4.4 Oversubscription. If the number of Shares that Participants become entitled to purchase in an Offering is greater than the number of Shares offered in the Offering or remaining available, the available Shares shall be allocated by the Committee among such Participants in such manner as it deems fair and equitable.

Article 5. Eligibility. All Employees (including Employees who are directors) of the Company or of any Subsidiary will be eligible to participate in the Plan, in accordance with such rules as may be prescribed by the Committee from time to time; provided, however, that such rules shall neither permit nor deny participation in the Plan contrary to the requirements of the Code (including, but not limited to, Sections 423(b)(3), (4) and (5) of the Code). During an Offering Period, no Employee may participate under the Plan if such Employee would own five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of the preceding sentence, the rules of Section 424(d) of the Code shall apply in determining the stock ownership of an Employee, and Shares which the Employee would be permitted to purchase under the current Offering Period shall be treated as Shares owned by the Employee.

Article 6. Participation and Offerings.

6.1 Committee Authorization. The Committee may authorize one or more Offerings to Employees to purchase Shares under the Plan. The Committee may at any time suspend an Offering if required by law or if the Committee determines in good faith that it is in the best interests of the Company. Each Offering shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate and which shall comply with the requirements of Section 423(b)(5) of the Code that all Employees granted rights to purchase Shares under the Plan shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan.

6.2 Enrollment. An Employee may become a Participant with respect to an Offering by providing a form of enrollment (“Enrollment Form”) to the Company in accordance with applicable Plan procedures specified by the Committee. If an Employee elects to become a Participant for an Offering Period, he or she will remain a Participant for successive Offering Periods (subject to any subsequent withdrawal under Section 6.7 or Article 8) unless the Employee notifies the Company, in accordance with applicable Plan procedures specified by the Committee, prior to the Offering Date of such succeeding Offering that the Employee elects not to be a Participant with respect to such Offering.

6.3 Minimum and Maximum Payroll Deduction. A Participant’s Enrollment Form will authorize specified regular payroll deductions on each payroll date during the Offering Period. Subject to Section 6.4, payroll deductions for such purpose shall be in one percent (1%) increments of Compensation subject to a minimum deduction of one percent (1%) of Compensation per pay period and a maximum deduction of ten percent (10%)% of Compensation per pay period or such other maximum percentage as specified by the Committee in the Offering. The payroll deduction percentage of a Participant with respect to an Offering if the Participant automatically becomes a Participant in the Offering as provided in Section 6.2 will be the percentage in effect for the last pay period of the immediately preceding Offering, subject to Section 6.6.

6.4 $25,000 Maximum. Notwithstanding any provision in the Plan to the contrary, no Employee may purchase Shares under this Plan and any other qualified employee stock purchase plan (within the meaning of Section 423 of the Code) of the Company or its Subsidiaries at a rate which exceeds Twenty-five Thousand Dollars ($25,000) of Fair Market Value of Shares for each calendar year in which a purchase is executed. For purposes of this Section, Fair Market Value shall be determined as of the Offering Date of the applicable Offering.

6.5 Participant Accounts. The Company and Participating Subsidiaries will establish Participant Accounts to which will be credited the payroll deductions authorized pursuant to Section 6.3. No interest shall be earned by or credited to any Account. All payroll deduction amounts credited to a Participant’s account under the Plan will be deposited with the general funds of the Company and may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deduction amounts.

6.6 Payroll Deduction Changes. A Participant may, by written notice at any time during the Offering Period, direct the Company or the Subsidiary to reduce or increase payroll deductions, subject to a maximum of one change per Offering Period or such other number of changes as determined by the Committee with respect to an Offering in compliance with Section 423(b)(5) of the Code. Subject to other procedures established by the Committee, any such change (including a change to be effective for the immediately succeeding offering period) shall be made on a new Enrollment Form with the Company not less than 15 days prior to the effective date of such change.

6.7 Participant Withdrawals; Suspensions. A Participant may, no later than 15 days prior to a Purchase Date with respect to an Offering, elect to withdraw all of the amount credited to his or her Account, or a portion of the amount credited to his or her Account to the extent authorized by the Committee with respect to an Offering in compliance with Section 423(b)(5) of the Code. Any withdrawal of the entire amount credited to a Participant’s Account with respect to an Offering will terminate such Participant’s participation in the Offering. If a Participant is also a participant in a 401(k) plan maintained by the Company or any Subsidiary and receives a hardship distribution under such 401(k) plan, the Participant’s payroll deductions under this Plan shall be suspended for a period of six (6) months from the date of the hardship distribution.

6.8 Purchase. As of each Purchase Date, the Account of each Participant shall be totaled. If a Participant’s Account contains sufficient funds to purchase one or more Shares as of that date, the Participant shall be deemed to have purchased the largest number of Shares that can be purchased by the amount credited to the Participant’s Account at the price determined under Article 7 below. Notwithstanding the preceding sentence, the maximum number of Shares that a Participant may purchase in an Offering shall be $25,000 divided by the Fair Market Value of a Share on the Offering Date. A Participant’s Account will be charged, on the Purchase Date, for the amount of the purchase, and for all purposes under the Plan, the Participant shall be deemed to have purchased the Shares on that date. As promptly as possible after the Purchase Date, the Company shall transfer (including, but not limited to, a transfer by electronic transaction) the Shares so purchased to the Participant’s Account to be held on behalf of the Participant (or the Participant and a joint owner as designated by the Participant in accordance with applicable law). The Company may in its discretion issue Shares in certificate or book entry form. Upon the death of a Participant, Shares in the Participant’s Account that do not pass to a joint owner in accordance with applicable law will be distributed to the Participant’s designated beneficiary or estate.

6.9 Insufficient Payroll Deduction. If for any reason a Participant’s Compensation is insufficient to cover a payroll deduction on a particular payroll date, then no payroll deduction will be made on that date. The payroll deduction in effect for the Participant will resume on the next payroll date as of which the Participant’s Compensation is sufficient to cover such payroll deduction, but the payroll deduction or deductions missed under the preceding sentence will not be deducted on any future payroll date.

6.10 Account Balance after Purchase. Any amount remaining in a Participant’s Account after the Purchase Date of an Offering shall be held in the Participant’s Account for the purchase of Shares in the next Offering subject to the Participant’s withdrawal of such amount under Section 6.7.

Article 7. Purchase Price. The purchase price of a Share on a Purchase Date with respect to an Offering shall be designated by the Committee in the Offering and shall not be less than the lesser of: (a) eighty-five percent (85%) of the Fair Market Value of a Share on the Offering Date, or (b) eighty-five percent (85%) of the Fair Market Value of a Share on the Purchase Date of the applicable Offering Period.

Article 8. Termination of Employment. If a Participant ceases to be an Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such Participant’s Account during the Offering Period, but not yet used, shall be returned to the Participant in cash or, in the case of his or her death, shall be paid in cash to the Participant’s designated beneficiary or estate.

Article 9. Transferability. Neither payroll deductions credited to a Participant’s Account nor any rights with regard to the purchase of Shares under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way (other than by will, laws of descent and distribution, or beneficiary designation) by a Participant, and during a Participant’s lifetime any rights granted to the Participant under the Plan shall be exercisable only by the Participant. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, and the Company will treat such act as an election to withdraw Participant’s entire Account in accordance with Section 6.7.

Article 10. Corporate Transactions. In the event of a Corporate Transaction, then: (i) any surviving or acquiring corporation may continue or assume the rights to purchase Shares outstanding under the Plan or may substitute similar rights for those outstanding under the Plan, or (ii) if any surviving or acquiring corporation does not continue or assume such rights to purchase Shares or does not substitute similar rights for rights to purchase Shares outstanding under the Plan, then, in the discretion of the Committee, the Participants’ Accounts may be either paid in cash or used to purchase Shares under the Offering within five (5) days prior to the Corporate Transaction.

Article 11. General Provisions.

11.1 Amendments. The Committee may, from time to time, amend or discontinue the Plan; provided, however, that approval of the shareholders shall be sought to the extent required for the Plan to satisfy the requirements of Section 423 of the Code or other applicable laws or regulations.

11.2 No Right to Employment. A Participant’s right to purchase Shares under the Plan shall not be construed as giving such Participant the right to be retained in the employment of the Company or any Subsidiary. Further, the Company or any Subsidiary may at any time dismiss a Participant from employment, free from any liability or claim under the Plan, unless otherwise expressly provided in the Plan.

11.3 No Rights as Shareholder. Subject to the provisions of the Plan, no Participant or holder or beneficiary of any purchase shall have any rights as a shareholder with respect to any Shares to be distributed under the Plan until such Shares have been purchased pursuant to Section 6.8.

11.4 Obligatory Status. Participation in the Plan shall impose no obligation upon a Participant to purchase any Shares under the Plan.

11.5 Application of Funds. The proceeds received by the Company from the sale of Shares pursuant to purchases under the Plan will be used for general corporate purposes.

11.6 Severability. If any provision of the Plan becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person, or would disqualify the Plan or any purchase under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction or person, and the remainder of the Plan shall remain in full force and effect.

11.7 Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

11.8 Other Laws. The Committee may refuse to issue or transfer any Shares if, acting in its sole discretion, it determines that the issuance or transfer of such Shares might violate any applicable law or regulation (including applicable non-U.S. laws or regulations) or entitle the Company to recover any amounts under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the purchase of such Shares shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Plan provision shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the U.S. federal or non-U.S. securities laws and any other laws to which such offer, if made, would be subject.

11.9 Shareholder Approval. This Plan shall not be effective until approved by the shareholders of the Company as provided in Section 423(b)(2) of the Code.

11.10 Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.